Exhibit 99.5

CONSENT

I hereby consent to serve as a director of FinServ Acquisition Corp. (“FSRV”), if elected as such, and to be named as a nominee or potential nominee for director of FSRV in any registration statement filed by FSRV under the Securities Act of 1933, as amended, including all amendments and post-effective amendments or supplements thereto and any prospectus and/or proxy statement contained therein.

/s/ Brian Hirsch
Name: Brian Hirsch

Date: January 20, 2021